Exhibit 10.1
Facility Extension Request
September 1, 2024

JPMorgan Chase Bank, N.A., as Purchaser
Attention: Jason Benson
575 Washington Blvd,
Jersey City, NJ 07310

Reference is hereby made to that certain Master Receivables Purchase Agreement, dated as October 27, 2023, by and among, inter alios, The Scotts Company LLC (the “Seller”) and JPMorgan Chase Bank, N.A. (the “Purchaser”) (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

Pursuant to Section 1(b)(ii) of the Agreement, The Scotts Miracle-Gro Company hereby irrevocably requests that the Purchaser extend the current Last Purchase Date to September 1, 2025 (the “New Purchase Termination Date”).

The Scotts Miracle-Gro Company for itself and on behalf of the other Sellers hereby (a) represents and warrants to the Purchaser that: (i) the representations and warranties as Sellers and as Servicers in the Agreement are true and correct in all material respects on and as of the date hereof (except that any such representation and warranty made as of an earlier date, shall be true and correct in all material respects as of such earlier date); and (ii) no default under the Agreement has occurred or is continuing or would occur as a result of this Facility Extension Request, and (b) affirms its understanding that the Uncommitted Facility is not a commitment and does not in any way obligate the Purchaser to purchase any Offered Receivables under the Agreement.

The Scotts Miracle-Gro Company By: _/s/ MARK J. SCHEIWER_____________ Name: Mark J. Scheiwer Title: VP, Treasurer

The Purchaser hereby consents to this Facility Extension Request, and effective as of the current Purchase Termination Date, the current Purchase Termination Date shall be amended to be the New Purchase Termination Date.

JPMorgan Chase Bank, N.A., as Purchaser By: _/s/ JASON BENSON______________ Name: Jason Benson Title: Executive Director